ALTERNATIVE STRATEGIES GROUP, INC.
401 South Tryon Street
MAC D1050-052
Charlotte, NC 28202

December 1, 2011

ASGI Mesirow Insight Fund A, LLC
(f/k/a WELLS FARGO MULTI-STRATEGY 100 FUND A, LLC)
c/o Alternative Strategies Group, Inc.
401 South Tryon Street
MAC D1050-052
Charlotte, NC 28202

Re:  Expense Limitation Agreement

With reference to (i) a letter agreement (the “WFAAM Expense Limitation Agreement”) dated May 25, 2010 between Wells Fargo Alternative Asset Management, LLC (“WFAAM”) and ASGI Mesirow Insight Fund A, LLC (f/k/a Wells Fargo Multi-Strategy 100 Fund A, LLC) (the “Fund”) and (ii) the Services Agreement dated as of December 1, 2011 by and among Alternative Strategies Group, Inc. (the “Advisor”), the Fund and ASGI Mesirow Insight TEI Fund A, LLC (f/k/a Wells Fargo Multi-Strategy 100 TEI Fund A, LLC), and the Investor Services Agreement dated as of December 1, 2011, between the Advisor and the Fund, we hereby agree as follows:

1.           Until the date of the Fund’s merger (the “Merger”) into the Wells Fargo Multi-Strategy 100 Master Fund I, LLC (the “Master Fund”), the Advisor agrees to waive its fees and/or reimburse the Fund for its expenses to the extent necessary to limit the total annualized expenses of the Fund (excluding the Fund’s pro rata share of the direct and indirect expenses of the Master Fund, borrowing and other investment-related costs and fees, taxes, litigation and indemnification expenses, judgments and other extraordinary expenses not incurred in the ordinary course of the Fund’s business) to 2.65% annually of the Fund’s average net assets.

2.           The Advisor shall be permitted to recover fees and expenses it has waived or borne subsequent to the effective date of this agreement (whether through reduction of its fees or otherwise) in later periods to the extent that the Fund's expenses fall below the annual rate set forth herein.  In addition, the parties hereto agree that notwithstanding the termination of the WFAAM Expense Limitation Agreement, WFAAM’s right to recover fees and expenses thereunder survive termination; and furthermore such amounts recoverable by WFAAM in accordance with the terms thereof are assigned and payable to the Advisor.  The Master Fund further agrees that to the extent that any amounts are due to the Advisor hereunder or to WFAAM under the WFAAM Expense Limitation Agreement upon the date of the Merger, then the Master Fund will pay such amounts to the Advisor.  Neither the Fund nor the Master Fund is obligated to pay any such deferred fees or expenses more than three years after the end of the fiscal year in which the fee or expense was deferred.

3.           The expense limitation arrangement set forth above may only be modified by a majority vote of the "non-interested" managers of the Fund and the Master Fund (as defined under the Investment Company Act of 1940, as amended (the "1940 Act").

4.           We understand and intend that you will rely on this undertaking in preparing and filing amendments to the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

5.           This letter agreement shall terminate automatically effective upon the date of the Merger.

Very truly yours,

ALTERNATIVE STRATEGIES GROUP, INC.

By:	/s/ Adam I. Taback
Name: Adam I. Taback
Title: President

ACCEPTED AND AGREED TO ON BEHALF OF:

ASGI MESIROW INSIGHT FUND A, LLC

By:	/s/ Adam I. Taback
Name: Adam I. Taback
Title: President

WELLS FARGO ALTERNATIVE ASSET MANAGEMENT, LLC

By:	/s/ Adam I. Taback
Name: Adam I. Taback
Title: President

ASGI MESIROW INSIGHT FUND, LLC

By:	/s/ Adam I. Taback
Name: Adam I. Taback
Title: President